                                                                      EXHIBIT 99


(CORUS BANKSHARES LOGO)

        3959 N. Lincoln Ave.                                        NEWS RELEASE
        Chicago, IL 60613
        (773) 832-3088
        www.corusbank.com
        MEMBER FDIC

  FOR IMMEDIATE RELEASE                                    FOR MORE INFORMATION:
  JANUARY 18, 2005                                                    Tim Taylor
                                                         Chief Financial Officer
                                                                  (773) 832-3470
                                                   E-mail: ttaylor@corusbank.com


                            CORUS BANKSHARES REPORTS
                          RECORD EARNINGS FOR THE YEAR

Chicago, Illinois - Corus Bankshares Inc. (NASDAQ: CORS). Corus reports 2004 fourth quarter earnings of $27.3 million, or $0.95 per diluted share, compared to $16.9 million, or $0.59 per diluted share, in the fourth quarter of 2003. 2004 full year earnings are $97.9 million, or $3.40 per diluted share versus $58.4 million or $2.04 per diluted share in 2003. While we had significant security gains in 2004, even without these gains, our earnings for the three and twelve months ended December 31, 2004 were still up by 35% and 30% compared to 2003.

"This was a year of tremendous growth and outstanding performance for Corus" said Robert J. Glickman, President and Chief Executive Officer. "As of December 31, 2004, Corus' total assets grew to over $5 billion. In addition, with full year earnings of $97.9 million, we are reporting our best year ever.

I am also happy to report that Corus originated over $4 billion in commercial real estate loans in 2004, more than double our previous record of $1.8 billion. As a result, we end the year with $5.3 billion in total commercial real estate loans plus unfunded commitments, nearly 40% higher than one year ago. I am very proud of the efforts made by our commercial real estate department personnel as they continue to perform exceptionally well.

This tremendous growth has been achieved while maintaining extraordinary loan quality. I'm happy to report that we once again had no commercial real estate charge-offs this year. In fact, we have not had a single commercial real estate charge-off in over five years and only de minimus charge-offs over the last ten years. This achievement is particularly remarkable because over the past ten years we have originated and closed approximately $11 billion in commercial real estate loans.

We continue to watch our operating costs very closely as reflected by our full year efficiency ratio of just 33%, among the best in the industry."

(CORUS BANKSHARES LOGO)

Corus Bankshares, Inc. is a bank holding company headquartered in Chicago, Illinois. Corus Bank, N.A. has eleven branches in the Chicago metropolitan area. Corus Bank is a leader in providing construction and development loans for commercial real estate projects throughout the country.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as "may," "intends," "expects," "anticipates," "estimates," "projects," "targets," "forecasts," "seeks," or "attempts" or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that might cause Corus' actual results to differ materially include, but are not limited to, the following:

    - the general state of the economy and, together with all aspects of Corus' business that are affected by changes in the economy, the impact that changes in rates have on Corus' net interest margin;

    - Corus' ability to continue its strong loan originations and, in turn, its ability to increase the commercial real estate loan portfolio;

    -   The timing of draw-downs on unfunded loan commitments;

    - Corus' ability to access and maintain cost-effective funding to support marginal loan growth;

    -   Corus ability to limit losses associated with nonperforming loans;

    - changes in management's estimate of the adequacy of the allowance for loan losses;

    - the impact of competitors' pricing initiatives on loan and deposit products;

    - the extent of defaults and losses given default, and the resulting lost interest income from such defaults; and

    - changes in the laws, regulations and policies governing financial services companies.

Corus undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this release. Additional information that could affect the Company's financial results is included in the Company's 2003 Annual Report, Forms 10-K, 10-Q and 8-K on file with the Securities and Exchange Commission.

                                      # # #

(CORUS BANKSHARES LOGO)

SUMMARY FINANCIAL DATA (Unaudited)
===========================================================================================================================
(Dollars in thousands, except per share data)                                      2004            2003            2002
===========================================================================================================================
FOR THE THREE MONTHS ENDED DECEMBER 31:
   Net income                                                                  $    27,271     $    16,857     $    10,533
   Basic earnings per share                                                           0.98            0.60            0.37
   Diluted earnings per share                                                         0.95            0.59            0.37
   Average earning assets                                                        4,562,217       3,414,273       2,530,646
   Net interest income (fully taxable equivalent)                                   43,727          36,430          24,782
   Noninterest income (without securities gains/losses)                              3,735           3,627           3,802
   Net operating revenue (1)                                                        47,462          40,057          28,584
   Cash dividends declared per common share                                          0.313           0.250           0.080
   Net interest margin (fully taxable equivalent)                                     3.83%           4.27%           3.92%
   Return on equity (ROE)                                                             18.7%           12.8%            8.9%
   Return on assets (ROA)                                                              2.3%            1.9%            1.6%
   Efficiency ratio (2)                                                               31.3%           35.4%           43.2%

FOR THE TWELVE MONTHS ENDED DECEMBER 31:
   Net income                                                                  $    97,939     $    58,410     $    49,314
   Basic earnings per share                                                           3.51            2.08            1.74
   Diluted earnings per share                                                         3.40            2.04            1.72
   Average earning assets                                                        3,953,325       2,890,897       2,546,840
   Net interest income (fully taxable equivalent)                                  153,939         125,547         100,256
   Noninterest income (without securities gains/losses)                             14,066          14,554          15,821
   Net operating revenue (1)                                                       168,005         140,101         116,077
   Cash dividends declared per common share                                          1.250           0.830           0.318
   Net interest margin (fully taxable equivalent)                                     3.89%           4.34%           3.94%
   Return on equity (ROE)                                                             17.4%           11.6%           10.6%
   Return on assets (ROA)                                                              2.4%            2.0%            1.9%
   Efficiency ratio (2)                                                               33.5%           37.5%           40.9%

CAPITAL RATIOS AT DECEMBER 31:
   Leverage (Tier 1 capital to quarterly average assets)                             15.68%          18.70%          17.27%
   Tier 1 risk-based capital (Tier 1 capital to risk-adjusted assets)                15.38%          17.92%          16.84%
   Total risk-based capital (Tier 1+Tier 2 capital to risk-adjusted assets)          18.52%          20.46%          18.88%
   Common equity to total assets                                                     11.95%          14.99%          18.42%

COMMON STOCK DATA AT DECEMBER 31:
   Market price per common share                                               $     48.01     $     31.02     $     21.83
   Common shareholders' equity per share                                             21.57           19.48           17.07
   Shares outstanding at end of period                                              27,796          28,037          28,238

    Reflects a 100% stock dividend on December 15, 2003.

(1) Fully taxable equivalent net interest income plus noninterest income, excluding securities gains/losses.

(2) Noninterest expense less goodwill amortization, divided by net operating revenue.

(CORUS BANKSHARES LOGO)

CONDENSED CONSOLIDATED BALANCE SHEETS                                    (Unaudited)
==========================================================================================================
                                                                         DECEMBER 31          DECEMBER 31
(Dollars in thousands)                                                       2004                 2003
==========================================================================================================

ASSETS
Cash and due from banks - noninterest-bearing                            $    55,806          $    63,524
Federal funds sold                                                         1,473,500              682,000
Securities:
   Available-for-sale, at fair value
        Common stocks at the Bank Holding Company                            219,099              188,844
        Other securities                                                     447,526              244,062
   Held-to-maturity, at amortized cost                                        12,344               11,744
----------------------------------------------------------------------------------------------------------
        Total Securities                                                     678,969              444,650
Loans, net of unearned discount                                            2,793,828            2,433,771
   Less: Allowance for loan losses                                            32,882               36,448
----------------------------------------------------------------------------------------------------------
        Net Loans                                                          2,760,946            2,397,323
Premises and equipment, net                                                   25,399               26,313
Accrued interest receivable and other assets                                  18,644               25,497
Goodwill, net of accumulated amortization                                      4,523                4,523
----------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                             $ 5,017,787          $ 3,643,830
==========================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
   Noninterest-bearing                                                   $   235,700          $   227,960
   Interest-bearing                                                        3,864,452            2,618,442
----------------------------------------------------------------------------------------------------------
        Total Deposits                                                     4,100,152            2,846,402
Other borrowings                                                               6,931               36,403
Long-term debt - subordinated debentures                                     255,158              172,500
Accrued interest payable and other liabilities                                55,955               42,345
----------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                          4,418,196            3,097,650

SHAREHOLDERS' EQUITY
Common stock, surplus and retained earnings                                  542,214              484,472
Net unrealized gains on available-for-sale securities                         57,377               61,708
----------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                                   599,591              546,180
----------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                               $ 5,017,787          $ 3,643,830
==========================================================================================================

(CORUS BANKSHARES LOGO)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
===============================================================================================================
                                                        THREE MONTHS ENDED              TWELVE MONTHS ENDED
                                                            DECEMBER 31                     DECEMBER 31
                                                     -------------------------       -------------------------
(Dollars in thousands, except per share data)           2004            2003            2004            2003
===============================================================================================================

Interest, loan fees, and dividend income             $  67,385       $  49,175       $ 222,059       $ 170,239
Interest expense                                        24,310          13,301          70,595          46,812
---------------------------------------------------------------------------------------------------------------
   NET INTEREST INCOME                                  43,075          35,874         151,464         123,427
---------------------------------------------------------------------------------------------------------------
Provision for loan losses                                    -               -               -               -
===============================================================================================================
   NET INTEREST INCOME AFTER
        PROVISION FOR LOAN LOSSES                       43,075          35,874         151,464         123,427
===============================================================================================================
NONINTEREST INCOME:
   Service charges on deposit accounts                   2,876           2,983          11,438          11,878
   Securities gains/(losses), net                        6,932              68          37,349           2,366
   Other income                                            859             644           2,628           2,676
---------------------------------------------------------------------------------------------------------------
        Total noninterest income                        10,667           3,695          51,415          16,920
---------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE:
   Salaries and employee benefits                       10,187           9,333          38,458          34,426
   Net occupancy                                           989           1,099           3,764           4,231
   Data processing                                         353             723           2,435           2,722
   Depreciation - furniture & equipment                    600             649           1,750           1,823
   Other expenses                                        2,743           2,376           9,866           9,331
---------------------------------------------------------------------------------------------------------------
        Total noninterest expense                       14,872          14,180          56,273          52,533
---------------------------------------------------------------------------------------------------------------
Income before income taxes                              38,870          25,389         146,606          87,814
Income tax expense                                      11,599           8,532          48,667          29,404
---------------------------------------------------------------------------------------------------------------

NET INCOME                                           $  27,271       $  16,857       $  97,939       $  58,410
===============================================================================================================

EARNINGS PER COMMON SHARE:
   Basic                                             $    0.98       $    0.60       $    3.51       $    2.08
   Diluted                                           $    0.95       $    0.59       $    3.40       $    2.04

WEIGHTED AVERAGE COMMON AND COMMON
   EQUIVALENT SHARES OUTSTANDING                        28,824          28,780          28,818          28,703
===============================================================================================================

(CORUS BANKSHARES LOGO)

AVERAGE BALANCE SHEETS AND NET INTEREST MARGIN (Unaudited)
====================================================================================================================================
                                                                                      THREE MONTHS ENDED DECEMBER 31:
                                                            ------------------------------------------------------------------------
                                                                            2004                                   2003
                                                            ========================================================================
                                                                                        AVERAGE                             AVERAGE
                                                              AVERAGE      INTEREST      YIELD/    AVERAGE      INTEREST     YIELD/
(Dollars in thousands)                                        BALANCE      AND FEES       COST     BALANCE      AND FEES      COST
====================================================================================================================================

ASSETS
Earning Assets:
   Liquidity management assets (1)                          $ 1,667,209   $   8,887      2.13%   $   948,071    $   3,637    1.53%
   Common stocks at the Bank Holding Company (2)                211,116       2,255      4.27%       176,351        1,932    4.38%
   Loans, net of unearned income (3)                          2,683,892      56,894      8.48%     2,289,851       44,162    7.71%
-----------------------------------------------------------------------------------              ------------------------
      Total earning assets                                    4,562,217      68,036      5.97%     3,414,273       49,731    5.83%
Noninterest-earning assets:
   Cash and due from banks--noninterest bearing                  91,072                               78,615
   Allowance for loan losses                                    (37,701)                             (36,440)
   Premises and equipment, net                                   25,785                               26,729
   Other assets, including goodwill                              19,209                               26,320
------------------------------------------------------------------------------------------------------------------------------------
      Total assets                                          $ 4,660,582                          $ 3,509,497
====================================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits--interest-bearing:
   Money market deposits                                    $ 1,525,098   $   9,432      2.47%   $ 1,126,019    $   4,727    1.68%
   Retail certificates of deposit                             1,017,982       6,633      2.61%       424,318        2,345    2.21%
   Brokered certificates of deposit                             516,138       3,922      3.04%       607,462        4,036    2.66%
   NOW deposits                                                 272,887         955      1.40%       214,724          511    0.95%
   Savings deposits                                             163,955         204      0.50%       167,127          209    0.50%
-----------------------------------------------------------------------------------              ------------------------
      Total interest-bearing deposits                         3,496,060      21,146      2.42%     2,539,650       11,828    1.86%

   Other borrowings                                               1,232          59        NM         39,064          270    2.76%
   Long-term debt - subordinated debentures                     255,158       3,104      4.87%       113,043        1,203    4.26%
-----------------------------------------------------------------------------------              ------------------------
      Total interest-bearing liabilities                      3,752,450      24,309      2.59%     2,691,757       13,301    1.98%
Noninterest-bearing liabilities and shareholders' equity:
   Noninterest-bearing deposits                                 263,155                              240,234
   Other liabilities                                             60,291                               48,705
   Shareholders' equity                                         584,686                              528,801
------------------------------------------------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity            $ 4,660,582                          $ 3,509,497
====================================================================================================================================

Interest income and loan fees/average earning assets        $ 4,562,217   $  68,036      5.97%   $ 3,414,273    $  49,731    5.83%
Interest expense/average interest-bearing liabilities       $ 3,752,450      24,309      2.59%   $ 2,691,757       13,301    1.98%
------------------------------------------------------------------------------------------------------------------------------------
Net interest spread                                                       $  43,727      3.38%                  $  36,430    3.85%
====================================================================================================================================

Net interest margin                                                                      3.83%                               4.27%
====================================================================================================================================

    NM - Not Meaningful

    Tax equivalent adjustments are based on a Federal income tax rate of 35%.

(1) Liquidity management assets include federal funds sold and securities other than common stocks at the Bank Holding Company. Interest income on securities includes a tax equivalent adjustment of $18,000 and $9,000 for 2004 and 2003, respectively.

(2) Dividends on the common stock portfolio include a tax equivalent adjustment of $617,000 and $529,000 for 2004 and 2003, respectively.

(3) Interest income on tax-advantaged loans includes a tax equivalent adjustment of $16,000 and $19,000 for 2004 and 2003, respectively.

    Includes net interest income derived from interest rate swap contracts.

(CORUS BANKSHARES LOGO)

AVERAGE BALANCE SHEETS AND NET INTEREST MARGIN (Unaudited)
====================================================================================================================================
                                                                                        TWELVE MONTHS ENDED DECEMBER 31:
                                                               ---------------------------------------------------------------------
                                                                               2004                        2003
                                                               =====================================================================
                                                                                        AVERAGE                             AVERAGE
                                                               AVERAGE       INTEREST    YIELD/      AVERAGE     INTEREST    YIELD/
(Dollars in thousands)                                         BALANCE       AND FEES     COST       BALANCE     AND FEES     COST
====================================================================================================================================

ASSETS
Earning Assets:
   Liquidity management assets (1)                          $ 1,289,322   $    21,973     1.70%   $   731,310  $    13,282    1.82%
   Common stocks at the Bank Holding Company (2)                202,213         8,657     4.28%       159,082        7,312    4.60%
   Loans, net of unearned income (3)                          2,461,790       193,904     7.88%     2,000,505      151,765    7.59%
-------------------------------------------------------------------------------------             ------------------------
      Total earning assets                                    3,953,325       224,534     5.68%     2,890,897      172,359    5.96%
Noninterest-earning assets:
   Cash and due from banks--noninterest bearing                  85,923                                76,118
   Allowance for loan losses                                    (37,109)                              (36,221)
   Premises and equipment, net                                   26,082                                27,426
   Other assets, including goodwill                              22,131                                25,801
------------------------------------------------------------------------------------------------------------------------------------
      Total assets                                          $ 4,050,352                           $ 2,984,021
====================================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits--interest-bearing:
   Money market deposits                                    $ 1,312,627   $    26,707     2.03%   $   981,291  $    16,393    1.67%
   Retail certificates of deposit                               650,523        15,340     2.36%       408,670       10,350    2.53%
   Brokered certificates of deposit                             549,860        14,554     2.65%       392,541       14,636    3.73%
   NOW deposits                                                 250,455         2,939     1.17%       174,915        1,268    0.72%
   Savings deposits                                             167,117           830     0.50%       166,815        1,189    0.71%
-------------------------------------------------------------------------------------             ------------------------
      Total interest-bearing deposits                         2,930,582        60,370     2.06%     2,124,232       43,836    2.06%

   Other borrowings                                              36,380           871     2.39%        41,099        1,164    2.83%
   Long-term debt - subordinated debentures                     208,329         9,354     4.49%        42,952        1,812    4.22%
-------------------------------------------------------------------------------------             ------------------------
      Total interest-bearing liabilities                      3,175,291        70,595     2.22%     2,208,283       46,812    2.12%
Noninterest-bearing liabilities and shareholders' equity:
   Noninterest-bearing deposits                                 254,970                               231,842
   Other liabilities                                             56,645                                39,320
   Shareholders' equity                                         563,446                               504,576
------------------------------------------------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity            $ 4,050,352                           $ 2,984,021
====================================================================================================================================

Interest income and loan fees/average earning assets        $ 3,953,325   $   224,534     5.68%   $ 2,890,897  $   172,359    5.96%
Interest expense/average interest-bearing liabilities       $ 3,175,291        70,595     2.22%   $ 2,208,283       46,812    2.12%
------------------------------------------------------------------------------------------------------------------------------------
Net interest spread                                                       $   153,939     3.46%                $   125,547    3.84%
====================================================================================================================================

Net interest margin                                                                       3.89%                               4.34%
====================================================================================================================================

    Tax equivalent adjustments are based on a Federal income tax rate of 35%.

(1) Liquidity management assets include federal funds sold and securities other than common stocks at the Bank Holding Company. Interest income on securities includes a tax equivalent adjustment of $42,000 and $34,000 for 2004 and 2003, respectively.

(2) Dividends on the common stock portfolio include a tax equivalent adjustment of $2.4 million and $2.0 million for 2004 and 2003, respectively.

(3) Interest income on tax-advantaged loans includes a tax equivalent adjustment of $64,000 and $85,000 for 2004 and 2003, respectively.

    Includes net interest income derived from interest rate swap contracts.

(CORUS BANKSHARES LOGO)


NET INTEREST INCOME AND NET INTEREST MARGIN

Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Corus. The related net interest margin represents net interest income as a percentage of the average earning assets during the period.

For the three and twelve months ended December 31, 2004, Corus' net interest income grew to $43.1 million and $151.5 million, respectively, compared to $35.9 million and $123.4 million for the same periods in 2003. These increases are attributable primarily to increases in average loans outstanding. Another factor contributing to the growth in net interest income was increased yield on loans in 2004 as compared to 2003. We believe that the increased yield results from a complex mixture of various factors including: condominium loans having a higher yield than other property types, and faster payoffs of all types of loans causing the points to be amortized over a shorter time period.

For the three and twelve months ended December 31, 2004, Corus' net interest margin decreased by 44 and 45 basis points, respectively, compared to the prior year. The decrease in net interest margin is primarily the result of deposits increasing quite a bit faster than loans outstanding. The deposits not being used to support loan growth are invested in safe short-term investments that have yields comparable to what is being paid on the deposits. Therefore, we generate essentially no net interest income from those deposits. The mix of these zero margin funds with our normal business has a negative impact on the overall net interest margin. With all that said, deposits are the lifeblood of our bank and we are extremely pleased to have been able to achieve such strong deposit growth.

NONINTEREST INCOME

For the three and twelve months ended December 31, 2004, noninterest income increased by $7.0 million and $34.5 million, respectively, compared to the prior year. The increase mainly resulted from higher net securities gains, as described below.

(CORUS BANKSHARES LOGO)

Securities Gains/(Losses), net
For the three and twelve months ended December 31, 2004, Corus recorded net securities gains of $6.9 million and $37.3 million, respectively, compared to gains of $68,000 and $2.4 million in the same periods of 2003. The following details the net securities gains/(losses) by source:

                                                                THREE MONTHS ENDED             TWELVE MONTHS ENDED
                                                                   DECEMBER 31                      DECEMBER 31
                                                              -----------------------        -----------------------
(in thousands)                                                  2004           2003            2004           2003
                                                              -----------------------        -----------------------
    Gains on common stocks at Bank Holding Company            $  5,500       $      -        $ 31,582       $ 10,074
    Trading account gains/(losses), net                          1,407              -           4,229              -
    Mark-to-market adjustments on non-hedge derivatives             25         (1,016)          1,525            560
    Sales of securities at subsidiary bank                           -          1,084              13            694
    Charge for "other than temporary" impairment                     -              -               -         (8,962)
                                                              -----------------------        -----------------------
Total securities gains/(losses), net                          $  6,932       $     68        $ 37,349       $  2,366
                                                              =======================        =======================


Gains on common stocks at Bank Holding Company
Gains on common stocks at the Bank Holding Company relate to Corus' common stock portfolio of various financial industry companies. Gains or losses are recognized when either the investment is sold or when the company is acquired by another company. During 2004, $10.1 million in gains were recognized due to sales while $21.5 million in gains were the result of third party stock-for-stock acquisitions of companies in which Corus held an equity investment. The gains from third party acquisitions are recognized regardless of whether the acquisition price is paid in cash or stock. Note that gains from stock-for-stock transactions have neither a cash flow nor net tax impact; this is GAAP treatment for accounting for stock-for-stock acquisitions.

Trading account gains/(losses), net
From time to time, the Company may enter into security transactions in anticipation of taking gains on short-term price movements. Such securities are classified on our books as trading securities. Eligible trading securities include Treasury securities, agency securities and interest rate derivatives. All open trading positions are monitored closely by senior management and 'loss limits' are in place to reduce potential losses.

Securities purchased for trading purposes are, at the time of purchase, clearly indicated as Trading Account securities on the Company's books. Taking any action that would require the reclassification of any security to another classification after it has been initially designated as trading, available-for-sale, or held-to-maturity, is against the Bank's policy and requires Board approval.

For the three and twelve months ended December 31, 2004, the Company realized net gains of $1.4 million and $4.2 million, respectively, relating to this trading.

(CORUS BANKSHARES LOGO)

Mark-to-market adjustments on non-hedge derivatives
For the three and twelve months ended December 31, 2004, the Bank recorded gains of $25,000 and $1.5 million, respectively, from mark-to-market adjustments on non-hedge derivatives. These adjustments resulted primarily from basis swaps held by Corus, which were sold in April 2004. Mark-to-market adjustments associated with the remaining non-hedge derivatives have been, and are expected to remain, immaterial.

Charge for "other than temporary" impairment
In the first quarter of 2003, Corus recorded a charge of $9.0 million related to "other than temporary" declines in value of certain common stocks held at the Bank Holding Company. It is important to point out that this charge was not as a result of the Company selling the associated stocks, but rather an accounting entry with no cash flow or tax implications. While we are required to report in net income securities losses from these "other than temporary" declines in value, we are not allowed to include securities gains in net income when those same securities recover in value unless the security is either sold or if the underlying corporation is acquired.

INCOME TAX EXPENSE

The effective income tax rate declined in the fourth quarter due primarily to the impact of adjustments recorded to reflect the expiration of certain tax exposure items.

NONINTEREST EXPENSE

For the three and twelve months ended December 31, 2004, noninterest expense increased by $692,000 and $3.7 million, respectively, primarily due to the increase in salaries and benefits expense. For the full year, salaries and benefits increased by $4.0 million, largely attributable to increases in commission-based commercial loan officer compensation of $2.7 million. This includes both amounts paid during the year and expenses related to deferred portions of the commercial loan officers' commissions. All deferred commissions are fully accrued for in the year in which they are earned (although payment is deferred for nine years).

Salaries, other than the commission-based commercial loan officer compensation, increased for the year by $1.1 million, or 5.4%. This increase was driven by a combination of additional retail personnel to support the dramatic deposit growth and costs associated with the conversion of our core data processing system. Finally, benefits increased by $300,000 driven by an increase of $223,000 in pension expense. Similar increases were seen for the fourth quarter.

Net occupancy decreased by $110,000 and $ 467,000 for the fourth quarter and full year, respectively, predominantly due to amortizing expenses that ended in 2003. Finally, the decrease in data processing of $370,000 in the fourth quarter and $287,000 for the full year is attributable to the implementation of a new core data processing system in the second quarter of 2004.

(CORUS BANKSHARES LOGO)

COMMON STOCK PORTFOLIO

At December 31, 2004, Corus had investments in the common stocks of 27 financial industry companies with a current market value totaling $219.1 million, including net unrealized gains of $90.5 million. These investments are included in the available-for-sale classification. The following is a list of Corus' holdings as of December 31, 2004:

                                              TICKER                         MARKET         PERCENTAGE OF
CORPORATION                                   SYMBOL      SHARES HELD         VALUE           PORTFOLIO
---------------------------------------------------------------------------------------------------------
(dollars in thousands)
    Amcore Financial Inc.                      AMFI          142,500        $   4,586             2.1%
    Amsouth Bancorporation                      ASO          466,015           12,070             5.5
    Associated Banc Corp.                      ASBC          121,179            4,027             1.8
    Bank of America Corp.                       BAC          670,594           31,511            14.4
    Bank of New York Co. Inc.                   BK           100,000            3,342             1.5
    Banknorth Group Inc.                        BNK           90,000            3,294             1.5
    BB&T Corp.                                  BBT           33,736            1,418             0.6
    Citigroup Inc.                               C           225,000           10,840             5.0
    City National Corp.                         CYN           84,000            5,935             2.7
    Comerica Inc.                               CMA          339,300           20,704             9.5
    Commerce Bancshares Inc.                   CBSH           29,915            1,502             0.7
    Compass Bancshares Inc.                    CBSS          108,750            5,293             2.4
    First Source Corp.                         SRCE           18,992              484             0.2
    Fremont General Corp                        FMT          650,000           16,367             7.5
    Hibernia Corp.                              HIB          154,200            4,550             2.1
    JP Morgan Chase & Co.                       JPM          500,864           19,539             8.9
    MAF Bancorp Inc.                           MAFB          281,550           12,619             5.8
    Mellon Financial Corp.                      MEL          100,000            3,111             1.4
    Mercantile Bankshares Corp.                MRBK           58,500            3,054             1.4
    Merrill Lynch & Co. Inc.                    MER          132,000            7,890             3.6
    Morgan Stanley Dean Witter & Co.            MWD           82,000            4,553             2.1
    National City Corp.                         NCC           74,520            2,798             1.3
    Provident Bancshares Corp.                 PBKS           43,757            1,591             0.7
    Regions Financial Corp.                     RF           143,554            5,109             2.3
    SunTrust Banks Inc.                         STI           48,000            3,546             1.6
    US Bancorp                                  USB          268,870            8,421             3.8
    Wachovia Corp.                              WB           398,191           20,945             9.6
                                                                            -------------------------
Total                                                                       $ 219,099           100.0%
                                                                            =========================

(CORUS BANKSHARES LOGO)

During the three and twelve months ended December 31, 2004, Corus received dividends on the stock portfolio of $1.6 million and $6.3 million compared to $1.4 million and $5.3 million during the same periods of 2003. In addition to dividend income, Corus also recognized $31.6 million in security gains during 2004 related to the common stock portfolio. See noninterest income section for discussion of security gains.

LOAN PORTFOLIO

The following table details the composition of Corus' loan portfolio (excludes unfunded commitments):

                                                      DECEMBER 31, 2004                     DECEMBER 31, 2003
(in thousands)                                    AMOUNT              PERCENT          AMOUNT              PERCENT
                                               -----------------------------        -----------------------------
    Commercial real estate:
           Non-construction                    $ 1,419,670                51%       $ 1,207,015                50%
           Construction                          1,101,973                39          1,005,206                41
           Mezzanine                               111,278                 4             53,790                 2
                                               -----------------------------        -----------------------------
    Total commercial real estate                 2,632,921                94%         2,266,011                93%

    Commercial                                     109,582                 4             98,621                 4

    Residential real estate and other               51,325                 2             69,139                 3
                                               -----------------------------        -----------------------------
Total loans                                    $ 2,793,828               100%       $ 2,433,771               100%
                                               =============================        =============================


Commercial Real Estate Lending
Commercial real estate loans are comprised of non-construction, construction, and mezzanine loans. The maturities of non-construction loans are typically 1-5 years in length. Many of these loans are to borrowers in the business of converting apartments to condominiums. These loans are typically fully funded at the outset and paid down as the condominiums are sold. Most of the remaining non-construction loans are typically amortizing loans collateralized by income producing properties such as hotels, office buildings or apartment projects.

Construction loans typically have maturities of 24 to 36 months and are funded throughout the term as construction progresses. Mezzanine loans are essentially second mortgage loans on commercial real estate projects, almost always subordinate to a Corus first mortgage loan (as opposed to a third party's). Interest rates charged for mezzanine loans are considerably higher than those charged for typical first mortgage loans, but the loans also carry additional risk.

(CORUS BANKSHARES LOGO)

The following table is a summary of commercial real estate loans and unfunded commitments. Including commitments, the commercial real estate loan portfolio totals $5.3 billion.


                                                  DECEMBER 31, 2004                    DECEMBER 31, 2003
(in thousands)                                AMOUNT              PERCENT          AMOUNT              PERCENT
                                           -----------------------------        -----------------------------
Funded commercial
    real estate loans, net                 $ 2,632,921                50%       $ 2,266,011                59%
Commitments:
    Loans - unfunded portion                 2,575,519                48          1,168,115                31
    Commitment letters                          88,000                 2            375,865                10
    Letters of credit                           12,937                 -             10,502                 -
                                           -----------------------------        -----------------------------
Total                                      $ 5,309,377               100%       $ 3,820,493               100%
                                           =============================        =============================


While committed amounts are useful for period-to-period comparisons, caution should be used in attempting to use commitments as a basis for predicting future outstanding balances.

Commercial Real Estate Loans - Originations
Corus originated 84 loans with commitments aggregating $4.1 billion in 2004, which more than doubles originations in 2003 of 62 loans aggregating $1.8 billion. To clarify, an origination occurs when a loan closes with the origination amount equaling Corus' full commitment under that loan. Since many of Corus' loans are for construction projects, the funds are often not drawn by the borrower at the closing but rather over an extended period of time. Due to this characteristic, coupled with the rather unpredictable nature of loan paydowns/payoffs (collectively referred to as "paydowns"), attempting to use loan originations as a proxy for loan growth is not appropriate.

Commercial Real Estate Loans - Paydowns
Total paydowns in the twelve months ended December 31, 2004 were $2.1 billion. This compares to total paydowns of $0.9 billion in the same period of 2003. The timing of loan paydowns is inherently difficult to predict. With that said, we would expect that our paydowns will generally trend higher as our loan portfolio increases in size.

(CORUS BANKSHARES LOGO)

The following tables break out commercial real estate loans by size, property type, and location:



COMMERCIAL REAL ESTATE LOANS - BY SIZE
-----------------------------------------------------------------------------
   (dollars in millions)                        AS OF DECEMBER 31, 2004
                                         ------------------------------------
                                                        TOTAL COMMITMENT(1)
                                           # OF        ----------------------
                                          LOANS        AMOUNT            %
                                         -------       ----------------------
$80 million and above                         13       $ 1,261             24%
$60 million to $80 million                    12           833             16
$40 million to $60 million                    26         1,256             23
$20 million to $40 million                    38         1,133             21
$1 million to $20 million                     87           835             16
Less than $1 million                         130            27              1
Deferred fees/other discounts                N/A           (36)            (1)
                                         -------       ----------------------
  Total                                      306       $ 5,309            100%
                                         =======       ======================



COMMERCIAL REAL ESTATE LOANS - BY PROPERTY TYPE
-----------------------------------------------------------------------------
   (dollars in millions)                        AS OF DECEMBER 31, 2004
                                         ------------------------------------
                                                        TOTAL COMMITMENT(1)
                                           # OF        ----------------------
                                          LOANS        AMOUNT            %
                                         -------       ----------------------
Condominium                                  103       $ 4,014             76%
Hotel                                         31           585             11
Office                                        12           307              6
Rental apartment                               9           295              5
Other                                         21           117              2
Loans less than $1 million                   130            27              1
Deferred fees/other discounts                N/A           (36)            (1)
                                         -------       ----------------------
   Total                                     306       $ 5,309            100%
                                         =======       ======================


(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

(CORUS BANKSHARES LOGO)


COMMERCIAL REAL ESTATE LOANS - BY MAJOR METROPOLITAN AREA
-------------------------------------------------------------------------------------
(dollars in millions)                                    AS OF DECEMBER 31, 2004
                                                 ------------------------------------
                                                                 TOTAL COMMITMENT(1)
                                                  # OF         ----------------------
                                                 LOANS         AMOUNT            %
                                                 -------       ----------------------
California:
  Los Angeles                                         19       $   534             10%
  San Diego                                           10           324              6
  San Francisco                                        7           197              4
  Sacramento                                           1            45              1
                                                 -------       -------        -------
California Total                                      37         1,100             21
Washington, D.C.(2)                                   30         1,023             19
Miami                                                 23           930             18
New York City                                         21           690             13
Chicago                                               26           410              8
Chicago-Loans less than $1 million                   121            24             --
Las Vegas                                              8           303              6
Atlanta                                                6           248              5
Texas:
  Houston                                              6           158              3
  Dallas                                               2            15             --
                                                 -------       -------        -------
Texas Total                                            8           173              3

Other (3)                                             26           444              8
Deferred fees/other discounts                        N/A           (36)            (1)
                                                 -------       ----------------------
  Total                                              306       $ 5,309            100%
                                                 =======       ======================


(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

(2) Includes northern Virginia and Maryland loans.

(3) No other metropolitan area exceeds three percent of the total.

(CORUS BANKSHARES LOGO)


Commercial Real Estate Loans - Loans Pending
Finally, the following table presents a comparison of Corus' loans pending listed in descending order with respect to stage of completion. In other words, a prospective loan categorized as Commitment Accepted is essentially one step away from closing while a prospective loan classified as Discussion Pending is in its earliest stages.


COMMERCIAL REAL ESTATE LOANS PENDING
--------------------------------------------------------------------------------
   (dollars in millions)            DECEMBER 31, 2004         DECEMBER 31, 2003
                                   -------------------       -------------------
                                    # OF                      # OF
                                   LOANS        AMOUNT       LOANS        AMOUNT
                                   ------       ------       ------       ------
Commitment Accepted                     2       $   53            3       $   94
Commitment Offered                      1           35            6          282
Application Received                   14          794            9          305
Application Sent Out                   18        1,175            8          451
Term Sheet Issued                      45        2,626           36        1,715

Discussion Pending                     --           --            5          115
                                   ------       ------       ------       ------
  Total                                80       $4,683           67       $2,962
                                   ======       ======       ======       ======


In total, loans pending have increased significantly from the most recent year-end. Pending loans that reach the Application Received stage are highly likely to ultimately close.

Other Lending
Commercial loans are primarily loans to Corus' customers in the check cashing industry. Balances fluctuate based on seasonal cash requirements and are generally secured by the equity of the check cashing operation.

With regard to the remaining portfolio, residential first mortgage and home equity loan balances continue to decline as the Bank implements plans to allow these portfolios to "run-off." Minimal new originations are expected.

(CORUS BANKSHARES LOGO)

ASSET QUALITY

Nonperforming Assets
Nonperforming loans are nonaccrual loans, troubled debt restructurings and 90 days or more past due loans still accruing interest. The breakdown is shown below:


                                                       DECEMBER 31    December 31
(in thousands)                                            2004            2003
                                                       -----------    -----------
Total nonperforming loans:
   Nonaccrual                                            $    76        $ 7,896
   Troubled debt restructurings                           23,479          6,436
   Loans 90 days or more past due                          5,675          1,236
                                                         -------        -------
Total nonperforming loans                                 29,230         15,568
   Other real estate owned                                    44             66
                                                         -------        -------
Total nonperforming assets                               $29,274        $15,634
                                                         =======        =======

Nonperforming loans/Total loans                             1.05%          0.64%
Nonperforming assets/Total assets                           0.58%          0.43%

Total nonperforming assets increased compared to December 31, 2003 by $13.6 million to $29.3 million. The increase is primarily due to an increase in Troubled Debt Restructurings ("TDRs"). A TDR is a loan that was restructured in such a way as to provide the borrower with some form of concession relative to market absent a concession from the borrower that is deemed to be approximately proportionate to the lender's concession. Typically, the lender's concession is in the form of a lower interest rate, an extended term or forgiven principal or interest. A borrower's concession, to the extent such is given, often comes in the form of additional loan paydowns and/or additional collateral.

A TDR oftentimes results from situations where the borrower is experiencing financial problems and expects to have difficulty complying with the original terms of the loan. However, once the loan is restructured in a TDR, the prospects of collecting all principal and interest on that loan generally improve, albeit at somewhat less favorable terms to the lender. However, the point to remember is that once a loan becomes a TDR, it generally becomes a safer loan.

With that said, Corus is required to report the balance of any TDRs under the nonperforming asset category which strongly implies that these loans are not performing. This is not accurate. The two hotel loans that constitute the $23.5 million TDR balance are current in terms of required payments. No loss is expected.

(CORUS BANKSHARES LOGO)

Allowance for Credit Losses
During the fourth quarter of 2004, Corus reclassified a portion of its allowance for credit losses to a separate liability account. The reclassification totaled $5.0 million and represents the portion of the allowance for credit losses associated with unfunded loan commitments. A reconciliation of the activity in the allowance for credit losses is as follows:




                                                    THREE MONTHS ENDED                    TWELVE MONTHS ENDED
                                                       DECEMBER 31                            DECEMBER 31
                                            -------------------------------         -------------------------------
(in thousands)                                 2004                2003                2004                 2003
                                            -------------------------------         -------------------------------
Balance at beginning of period              $    37,677         $    36,145         $    36,448         $    36,629
   Provision for loan losses                         --                  --                  --                  --
   Charge-offs                                     (131)               (453)               (665)             (3,295)
   Recoveries                                       336                 756               2,099               3,114
                                            -------------------------------         -------------------------------
Balance at December 31                      $    37,882         $    36,448         $    37,882              36,448
                                            ===============================         ===============================
Components:
   Allowance for loan losses                $    32,882         $    36,448         $    32,882              36,448
   Reserve for loan losses related to
     unfunded commitments                         5,000                  --               5,000                  --
                                            -------------------------------         -------------------------------
Total Allowance for Credit Losses           $    37,882         $    36,448         $    37,882         $    36,448
                                            ===============================         ===============================
Loans at December 31                        $ 2,793,828         $ 2,433,771         $ 2,793,828         $ 2,433,771
Allowance for loan losses as
   a percentage of loans                           1.18%               1.50%               1.18%               1.50%

(CORUS BANKSHARES LOGO)

Commercial Real Estate Loan Net (Charge-off)/Recovery - 10 Year History

(in thousands)
PERIOD                                                      NET (CHARGE-OFF)/RECOVERY
-------------------------------                             -------------------------
   2004                                                         $            --
   2003                                                                      --
   2002                                                                      17
   2001                                                                      10
   2000                                                                      42
   1999                                                                      62
   1998                                                                     148
   1997                                                                    (155)
   1996                                                                     820
   1995                                                                    (240)
                                                                ---------------
TOTAL NET RECOVERIES                                            $           704
                                                                ===============

Corus has had particularly impressive results with commercial real estate lending. In fact, we have actually had zero charge-offs in the past five years, and de minimus charge-offs over the past 10 years. However, we anticipate that at some point, we will have charge-offs.

FUNDING/LIQUIDITY

Corus' policy is to ensure the availability of sufficient funds to accommodate the needs of borrowers and depositors at all times as well as meeting Corus' financial obligations. This objective is achieved primarily through the maintenance of liquid assets. Liquid assets include cash and cash equivalents, federal funds sold, and marketable securities that can be sold quickly without a material loss of principal.

Bank Holding Company
Cash needs of the parent company consist primarily of the payment of dividends to shareholders, interest and principal payments on short-term and long-term debt, and the payment of operating expenses. Also, from time-to-time the parent company may repurchase shares, infuse capital into the Bank, or be required to advance funds pursuant to any of several loan participation agreements previously entered into with the Bank.

The parent company's primary source of cash to meet these needs is dividends from the Bank. The Bank's ability to pay these dividends is dependent on its ability to generate earnings and to meet regulatory restrictions. At December 31, 2004, the Bank had $101.3 million available to pay in dividends to the parent company without prior regulatory approval while maintaining well-capitalized status. The Bank's capital category is determined solely for the purpose of applying prompt corrective action and that capital category may not constitute an accurate representation of the Bank's overall financial condition or prospects.

(CORUS BANKSHARES LOGO)

Additional sources of liquidity available to the parent company include dividends from its equity securities portfolio, a revolving $80 million line of credit (see Other Borrowings section), cash that could be generated from sales of equity securities, and access to the capital markets.

Although Corus currently has no debt ratings or ratings outlook from any of the major ratings agencies, it has been able to access the capital markets via "Pooled" Trust Preferred Securities issuances (see Long-Term Debt - Subordinated Debentures section). The majority of the proceeds from these issuances were infused into the Bank in order to increase its capital and thus its legal lending limit, allowing the Bank to make larger commercial real estate loans.

It should be noted that all of the parent company's debt is variable-rate and, as such, management cannot say with certainty what interest payments on this debt will be in the future.

Subsidiary Bank
The Bank's principal use of cash is the funding of commitments associated with the commercial real estate loan portfolio. At December 31, 2004, the Bank had outstanding commitments of $2.7 billion representing unfunded commercial real estate loans and commitment letters. While there is no certainty as to the timing of draw-downs of these loans, management anticipates the majority of those commitments will fund over the next 36 months. The liquidity to fund those commitments will come from normal paydowns on the existing loan portfolio, existing liquid assets, net retail deposit growth, Bank earnings not paid to the parent company as a dividend, and then, to the extent necessary, from issuance of additional brokered certificates of deposit ("BRCD"). In addition, the Bank must retain sufficient funds to satisfy depositors withdrawal needs as well as cover operating expenses.

In order to avoid the liquidity risk of an overly significant portion of BRCD maturing during any given year, the Bank works to have the maturities staggered, ranging from 1 to 7 years. To further mitigate liquidity risk, Corus' liquidity policy requires that the Bank hold more liquid assets as the level of BRCD increases. As of December 31, 2004, BRCD totaled $508 million. The Bank has established a BRCD limit such that BRCD will not exceed 41% of total deposits (i.e. retail deposits and BRCD). Based on deposit levels at December 31, 2004, this implies a maximum amount of BRCD of $2.5 billion. It should be noted however that, should the Bank fail to maintain its well-capitalized status, its ability to access credit through BRCD would be limited.

OTHER BORROWINGS

Corus has an agreement for an $80 million revolving line of credit at an interest rate of LIBOR plus 140 basis points. The debt matures on June 25, 2006 with interest payable quarterly. In addition, a fee at an annual rate of 1/4% of the average unused revolving commitment is due quarterly. The debt is secured by 100% of the common stock of the subsidiary bank.

(CORUS BANKSHARES LOGO)

As of December 31, 2004, the line of credit had a balance of $5.5 million. Corus anticipates that the line of credit will be used by the holding company for any funding requirements related to Bank loans in which the holding company is a participant.

LONG-TERM DEBT - SUBORDINATED DEBENTURES

Corus has formed seven wholly owned finance subsidiaries for the sole purpose of issuing Trust Preferred securities. The subsidiaries issued $247.5 million in Trust Preferred securities and Corus, in turn, issued subordinated debentures to the trusts in the amount of $255.2 million - the difference being Corus' investment in the subsidiaries. The terms for both the Trust Preferred securities and the subordinated debentures are essentially identical. The instruments all mature 30 years from the issuance date and include interest rates ranging from LIBOR plus 2.22% to LIBOR plus 3.10%, resetting quarterly. Combined issuance fees totaled $1.6 million and are being amortized over the 30-year periods.

COMMERCIAL REAL ESTATE RISK

The following disclosure is not computed in accordance with generally accepted accounting principles ("GAAP") and is considered a non-GAAP disclosure. Management believes that this presentation, while not in accordance with GAAP, provides useful insight into how management analyzes and quantifies risk and determines the appropriate level of capital.

Management has made a concerted effort to distill the numerous objective, as well as subjective, risks inherent in the commercial real estate ("CRE") loans we originate into a rigorous system to analyze and quantify risk. At its core, this system takes the form of management and loan officers estimating a loan's Probability of Default ("POD") and its Loss Given Default ("LGD") if a serious recession should occur. This point bears repeating - the POD and LGD estimates are not based on today's market conditions, instead they are arrived at by "stressing" all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a "serious" recession. Management believes that assessing the impact that a severe recession would have on the portfolio is the best method to truly stress the portfolio.

As a proxy for the potential cash flow and/or values of the underlying real estate, we use, among other things, the extreme declines in CRE property values witnessed during the late 1980's and early 1990's. We assume, based on information collected from various regulatory and industry sources, that office and hotel projects will be worth only 50% to 60% of their cost (not appraised value) and we typically assume that rental and for-sale housing will be worth 60% to 80% of cost. Keep in mind that while these are the typical discounts, each loan is analyzed individually and may have discounts larger or smaller than mentioned above. Lastly, it is important to realize that we could well have nonperforming loans ("NPL") and/or charge-offs in economic conditions other than what might be characterized as serious. While Corus has

(CORUS BANKSHARES LOGO)



attempted to be conservative in its assessment of potential defaults and losses, it is conceivable that actual defaults and/or losses may be greater, perhaps materially, than estimated. Note that this analysis is not predicated upon when or how often serious recessions may occur, but rather upon the anticipation of such events.

Following is a table that summarizes the total size of our CRE loan portfolio, the weighted average POD and LGD percentages, and the resulting implied CRE loans that could default and losses that could occur. The increases in POD and LGD are largely a function of the increasing levels of mezzanine loans as a percentage of total loans.


                                                          DECEMBER 31         DECEMBER 31
(in millions)                                                 2004               2003
                                                         -------------       -------------
CRE LOANS & UNFUNDED COMMITMENTS
CRE loans outstanding                                    $       2,633       $       2,266
Unfunded Commitments                                             2,676               1,554
                                                         ---------------------------------
   CRE Loans & Unfunded Commitments                      $       5,309       $       3,820
                                                         =================================

POTENTIAL DEFAULTS & LOSSES
CRE Loans & Unfunded Commitments                         $       5,309       $       3,820
Weighted average Probability of Default (POD)(1)                  15.4%               14.4%
                                                         ---------------------------------
   Potential CRE Loans that could default                          818                 550
Weighted average Loss Given Default (LGD)(1)                      17.5%               16.4%
                                                         ---------------------------------
   Potential losses that could occur                     $         143       $          90
                                                         =================================

NONPERFORMING & NONACCRUAL LOANS
Potential CRE loans that could default                   $         818       $         550
Potential losses that could occur                                 (143)                (90)
                                                         ---------------------------------
   Potential remaining CRE NPL balances(2)               $         675       $         460
                                                         =================================


(1) The POD and LGD estimates are not based on today's market conditions, instead they are arrived at by "stressing" all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a serious recession.

(2) Not necessarily all nonperforming loans would be nonaccrual, however in order to be conservative the analysis assumes 100% of the above nonperforming loans are nonaccrual.



                                      # # #